EXHIBIT 10.62

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of September 12, 2011, by and between Allozyne, Inc., a Washington corporation (the “Company”), and John Bencich (the “Executive”). This Agreement shall become effective upon the Effective Date.

1.	POSITION AND DUTIES

Executive will continue to serve as the Chief Financial Officer and will report to the Company’s Chief Executive Officer (the “CEO”).

2.	EXCLUSIVE SERVICE

Executive will devote his full working time and attention to the business of the Company and will not directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Executive will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of his employment.

3.	AT-WILL EMPLOYMENT

Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time and for any reason, with or without notice. Executive agrees to resign from all positions that he holds with the Company immediately following the termination of his employment.

4.	COMPENSATION AND BENEFITS

4.1        Base Salary.  While employed by the Company pursuant to this Agreement, the Company shall pay Executive an initial annual base salary of $250,000; provided that, upon consummation of the Financing (as defined below), Executive’s annual base salary will be raised from $250,000 to $270,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law. The Base Salary will be reviewed annually by the Company.

4.2         Incentive Compensation Target Bonus.  Executive will be eligible to receive an annual objective-based incentive bonus of up to twenty-five percent (25%) of Executive’s then-current Base Salary (“Target Bonus”). For the first calendar year of eligibility, the Target Bonus will be prorated based on the time period between the Effective Date and the end of the calendar year. The Company maintains the right to change, modify or eliminate the Target Bonus at any time. Upon the closing of a financing in an amount greater than forty million dollars (the “Financing”), you will be eligible to receive a one-time bonus of $75,000 (the “One-time Bonus”), provided you are employed by the Company on both the date the Financing closes and the date the One-time Bonus is paid to you, which shall be paid within sixty (60) days of the closing of the Financing.

4.3        Employee Benefits.  Executive shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof.

4.4        Vacation.  Executive will be entitled to paid time off (“PTO”) pursuant to the terms of the Company’s PTO policy as may exist from time to time.

4.5        Expenses.  The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with his performance of services on behalf of the Company.

5.	EQUITY GRANTS

The Board will promptly grant Executive an option (the “Option”) that, together with Executive’s other shares, options or other equity in the Company, should bring Executive’s total equity holdings to 1.70% of the fully diluted capital of the Company (the “Fully Diluted Capital”) based on the capitalization of the company after the consummation of the Merger but prior to completion of the Financing. The Option shall generally vest over four (4) years, with 25% of the total number of shares subject to the Option vesting on the one-year anniversary of the date of grant (the “First Vesting Date”) and the remainder vesting in equal installments on each of the thirty-six (36) monthly anniversaries of the First Vesting Date thereafter, which vesting schedule shall be set forth in the terms of the award agreement, and the Option shall be subject to the other terms and conditions set forth in the award agreement, including Executive’s continued service with the Company.

6.	TERMINATION BENEFITS

6.1        Prior Obligations.  In the event that Executive’s employment terminates for any reason, whether voluntarily or involuntarily, Executive shall be entitled to the benefits under this Section 6.1:

6.1.1    Accrued Salary and Vacation.  A lump sum payment of all salary and accrued vacation earned through the Termination Date.

6.1.2    Expense Reimbursement.  Upon submission of proper expense reports by Executive, the Company shall reimburse Executive, subject to the Company’s expense reimbursement policy, for all reasonable expenses incurred by Executive, in connection with the business of the Company prior to Executive’s Termination Date.

6.1.3     Employee Benefits.  Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans under which Executive may be entitled to benefits, subject to and payable pursuant to the terms of such plans.

6.2        Termination in Absence of a Change in Control.  Subject to Section 6.4 and provided that Executive executes a binding Termination Release Agreement in a form specified by the Company substantially as attached as Exhibit A within twenty-one (21) days from his

Termination Date as set forth therein, in the event of Executive’s Termination in the Absence of a Change in Control, in addition to the benefits provided under Section 6.1 of this Agreement, Executive shall be entitled to the following benefits:

6.2.1    Executive shall receive a lump sum payment of (a) three (3) months of Executive’s then current Base Salary (payable only if at the time of termination either the Merger or the Financing or both have not occurred), or (b) six (6) months of Executive’s then current Base Salary (payable only if at the time of termination the Merger and the Financing have occurred).

6.2.2    The Company will reimburse Executive for premiums paid for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of (a) three (3) months after the Termination Date if at the time of termination either the Merger or the Financing or both have not occurred, or (b) six (6) months after the Termination Date if at the time of termination the Merger and the Financing have occurred.

6.2.3    Executive will receive accelerated vesting of the then outstanding stock options to purchase Company Common Stock and restricted stock units, as if Executive had provided (a) an additional three (3) months of service measured from the Termination Date if at the time of termination either the Merger or the Financing or both have not occurred, or (b) an additional six (6) months of service measured from the Termination Date if at the time of termination the Merger and the Financing have occurred.

As a condition to Executive’s receipt of the benefits provided pursuant to this Section 6.2, Executive agrees to make himself available to the Company (and any Successor) following Executive’s Termination to provide reasonable transition services for a period of time not to exceed six (6) months, provided that such services shall not account for greater than twenty percent (20%) of the level of services Executive provided as an employee prior to Executive’s Termination in Absence of a Change in Control.

6.3        Benefits on Termination upon a Change in Control.  Subject to Section 6.4 and provided that Executive executes a binding Termination Release Agreement in a form specified by the Company substantially as attached as Exhibit A within twenty-one (21) days from his Termination Date as set forth therein, in the event of Executive’s Termination upon a Change in Control, in addition to the benefits provided under Section 6.1 of this Agreement (and in place of the benefits provided under Section 6.2 of this Agreement), Executive shall be entitled to the following benefits:

6.3.1    Executive shall receive an amount equal to twelve (12) months of Executive’s Base Salary and Target Bonus, payable in one lump sum.

6.3.2    The Company will reimburse Executive for premiums paid for continuation coverage pursuant to COBRA or for United Healthcare, at the option of Executive, for a period of twelve (12) months after Executive’s Termination Date.

6.3.3    Executive will receive accelerated vesting of the then outstanding stock options to purchase Company Common Stock and restricted stock units, as if executive had provided an additional twelve (12) months of service measured from the Termination Date, provided that at such time the Financing has closed.

As a condition to Executive’s receipt of the benefits provided pursuant to this Section 6.3, Executive agrees to make himself available to the Company (and any Successor) following Executive’s Termination to provide reasonable transition services for a period of time not to exceed six (6) months, provided that such services shall not account for greater than twenty percent (20%) of the level of services Executive provided as an employee prior to Executive’s Termination upon a Change in Control.

6.4    Timing of Payments.  In the event that Executive’s employment terminates for any reason, whether voluntarily or involuntarily, all payments (other than COBRA premium reimbursements) made under Sections 6.1, 6.2 or 6.3 of this Agreement shall be made within sixty (60) days of the Termination Date, provided that, for any payments where a release is required, such release has been executed and is effective.

7.	FEDERAL EXCISE TAX UNDER SECTION 280G

If (1) any amounts payable to Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) Executive thereby would be subject to any United States federal excise tax due to that characterization, then Executive’s termination benefits hereunder will be payable either in full or in a lesser amount, whichever would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by the Company’s accountants, and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes. If required, the payments and benefits under this Agreement shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (C) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock and other equity-based awards unless Executive elects in writing a different order for cancellation.

8.	DEFINITIONS

8.1        Capitalized Terms Defined.  Capitalized terms used in this Agreement shall have the meanings set forth in this Section 8, unless the context clearly requires a different meaning.

8.2        “Cause” means:

(a)	misconduct which causes material harm to the Company;

(b)	gross negligence or incompetence;

(c)	loss of legal capacity;

(d)	an act of dishonesty by Executive which causes material harm to the Company or its affiliates or to the reputation of the Company or its affiliates;

(e)	Executive engaging in illegal conduct which causes material harm to the Company or its affiliates or to the reputation of the Company or its affiliates;

(f)	Executive being convicted or found liable for a felony;

(g)	Executive breaching in any material respect the terms of this Agreement;

(h)	Executive breaching any confidentiality agreement or invention or proprietary information agreement with the Company including, without limitation, the Proprietary Information Agreement; or

(i)	Executive’s commencement of employment with another employer while Executive is an employee of the Company without the prior written consent of the Board.

8.3         “Change in Control” means:

(a)	the consummation of a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or its Successor are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

(b)	the sale, transfer or other disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of transactions, having similar effect) other than such a sale, transfer or disposition to an entity, in which at least fifty percent (50%) of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior thereto; or

(c)	any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” as such terms are used in Sections 13(d) and 14(d) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities representing more than fifty percent (50%) of (A) the outstanding shares of the common stock of the Company, or (b) the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders.

8.4        “Good Reason” means that the Company has taken anyone of the following actions without Executive’s consent, provided, however, that in all events, (i) Executive provides written notice to the Company within ninety (90) days of the occurrence of a condition constituting Good Reason, (ii) allows the Company thirty (30) days to cure such condition and (iii) Executive terminates employment within sixty (60) days of the end of such cure period in the Company fails to cure the Good Reason condition:

(a)	A material reduction in Executive’s base salary;

(b)	Executive’s position or duties are materially reduced; or

(c)	Executive’s principal place of employment is moved to a location which is not within 50 miles of Seattle, Washington or New York City.

8.5        “Merger” means the closing of the merger by and between Poniard Pharmaceuticals, Inc and the Company pursuant to the Agreement and Plan of Merger dated June 22, 2011.

8.6        Permanent Disability” means “disability” as defined in Section 409A and the Treasury Regulations promulgated thereunder.

8.7        “Successor” means the Company as defined above and any successor to or assignee of substantially all of its business and/or assets whether or not as part of a Change in Control.

8.8        “Termination Date” means the effective date of Executive’s “separation from service” (as defined in Section 409A and Treasury Regulations promulgated thereunder).

8.9        “Termination in Absence of Change in Control” means:

(a)	any termination of Executive’s employment by the Company without Cause except where such termination also would constitute a Termination upon a Change in Control; or

(b)	any resignation by Executive for Good Reason except where such termination also would constitute a Termination upon a Change in Control.

(c)	Notwithstanding the foregoing, the term “Termination in Absence of Change in Control” shall not include any termination of Executive’s employment (1) by the Company for Cause; (2) by the Company as a result of Executive’s Permanent Disability; (3) as a result of Executive’s death; or (4) as a result of Executive voluntarily terminating Executive’s employment with the Company for other than Good Reason.

8.10        “Termination upon a Change in Control” means:

(a)	any termination of the employment of Executive by the Company without Cause within twelve (12) months following the consummation of a Change in Control; or

(b)	any resignation by Executive for Good Reason within twelve (12) months following the consummation of a Change in Control;

(c)	Notwithstanding the foregoing, the term “Termination upon a Change in Control” shall not include any termination of Executive’s employment (1) by the Company for Cause; (2) by the Company as a result of Executive’s Permanent Disability; (3) as a result of Executive’s death; or (4) as a result of Executive’s voluntary termination of Executive’s employment with the Company other than for Good Reason.

9.	RELEASE OF CLAIMS

Executive’s receipt of payments and benefits under this Agreement is conditioned upon the delivery by Executive of a signed and effective Termination Release Agreement in substantially the form attached hereto as Exhibit A, provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company.

10.	NONCUMULATION OF BENEFITS

Executive may not cumulate cash severance payments, acceleration of equity award vesting or other termination benefits under both this Agreement, any other written agreement with the Company and/or another plan or policy of the Company. If Executive has any other binding written agreement or other binding arrangement with the Company that provide that upon a change in control or termination of employment Executive shall receive change in control, termination, severance or similar benefits, then, except as otherwise provided herein, Executive hereby expressly waives Executive’s rights to such other benefits and any agreement providing such benefits terminates and is superseded by this Agreement.

11.	PROPRIETARY AND CONFIDENTIAL INFORMATION

Executive’s receipt of the payments and benefits described in this Agreement are conditioned upon Executive’s acknowledgment of Executive’s continuing obligation under, and Executive’s agreement to abide by the terms and conditions of, the Company’s Confidentiality and/or Proprietary Rights Agreement between Executive and the Company. Accordingly, during the term of this Agreement and following the Termination Date, Executive agrees to continue to abide by the terms and conditions of the Company’s Confidentiality and/or Proprietary Rights Agreement between Executive and the Company.

12.	INDEMNIFICATION

The Company will provide indemnification pursuant to the Company’s standard form of Indemnification Agreement.

13.	NON-COMPETITION AND NON-SOLICITATION

13.1        Non-Competition and Non-solicitation.  Throughout Executive’s employment with the Company, except on behalf of the Company, and for one (1) year thereafter, Executive will not:

13.1.1    directly or indirectly, individually or with others, serve as an officer, director, stockholder, employee, partner, proprietor, owner, investor, joint venture, associate, representative or consultant of any person, corporation, firm, partnership or other entity that competes with the Company, anywhere in the world, in any line of business engaged in (or demonstrably planned to be engaged in) by the Company and any subsidiary thereof; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

13.1.2    directly or indirectly, individually or with others solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company (or any of its affiliates) to terminate his or her employment or contracting relationship in order to become an employee, or independent contractor to or for any other person or entity, or hire or caused to be hired any such person.

14.	ARBITRATION

14.1        Disputes Subject to Arbitration.  Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon Executive or any third party; and (2) this arbitration provision shall not preclude the Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

14.2        Site of Arbitration.  The site of the arbitration proceeding shall be in Seattle, Washington.

15.	NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed return receipt requested as follows:

If to the Company:

Allozyne, Inc, 1600 Fairview Ave. East, Suite 300

Seattle, WA 98102

Attn: Chief Executive Officer

and, if to Executive, at the address on file with the Company with respect to Executive. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

16.	MISCELLANEOUS PROVISIONS

16.1        Heirs and Representatives of Executive; Successors and Assigns of the Company.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

16.2        No Assignment of Rights.  The interest of Executive in this Agreement or in any distribution to be made under this Agreement may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this Section 16.2 shall be void.

16.3        Amendment; Waiver.  No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

16.4        Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied) and, except as provided herein, expressly supersedes any existing agreement or understanding providing for any employment, change in control, severance, termination or similar benefits by and between Executive and the Company, including, but not limited to, any and all prior employment agreements

16.5        Withholding Taxes; 409A.  All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. To the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code (“Section 409A”) and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Any termination of Executive’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

16.6        Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

16.7        Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Washington, without regard to where Executive has his residence or principal office or where he performs his duties hereunder.

16.8        Reimbursement of Legal Fees.  The Company will reimburse Executive for reasonable legal fees incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed $1000. In the event of litigation between the parties to the Agreement, the prevailing party as determined by the court shall be entitled to reasonable attorneys’ fees

16.9        Effective Date.  The Effective Date shall be the date first written above.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

/s/ John Bencich

John Bencich

ALLOZYNE, INC.

By: /s/ Meenu Chhabra

Meenu Chhabra

Title: Chief Executive Officer

EXHIBIT A

TERMINATION RELEASE AGREEMENT

In consideration of the severance benefits (the “Severance Benefits”) offered to me by Allozyne, Inc. (the “Employer”) pursuant to my Employment Agreement with Employer dated ________________, 2011 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.        On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.

          I hereby acknowledge that I am aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, I hereby agree to expressly waive any rights I may have to that effect.

2.        This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under the Agreement or any employee benefit plan within the meaning of ERISA sponsored by the Company.

a.

In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or rights, if any: (a) under applicable workers’ compensation laws; (b) to seek unemployment benefits; (c) to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any applicable state agency; (d) provide truthful testimony if under subpoena to do so, (e) file a claim with any state or federal agency or to participate or cooperate in such a matter, and/or (f) to challenge the validity of this release. Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer or director of Employer or otherwise in connection with my employment with Employer, under applicable law or Employer’s bylaws or other governing instruments or any agreement addressing such subject matter between Employer and me (including any fiduciary insurance policy maintained by Employer under which I am covered) or under any merger or acquisition agreement addressing such subject matter, (b) any obligations owed to me pursuant to the Agreement, (c) my rights of insurance under any liability policy covering Employer’s officers (in addition to the rights under subsection (a) above), or (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant to Employer’s policies for such reimbursements, any outstanding claims for benefits or payments under any benefit plans of Employer or subsidiaries, any accrued but unused vacation, any ongoing agreements evidencing outstanding equity awards granted to me, any obligations owed to me pursuant to the terms of outstanding written agreements between myself and Employer and any claims I may not release as a matter of law, including indemnification claims under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Subsection i below, and the arbitration provision set forth in the Agreement.

b.	I understand and agree that Employer will not provide me with the Severance Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

c.	As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

d.	I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

e.	I agree to keep the Severance Benefits and the provisions of this Release confidential and not to reveal their contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

f.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

g.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

h.	I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit me from providing truthful information in response to a subpoena or other legal process.

i.	Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with the arbitration provision of the Agreement. If for any reason the arbitration procedure set forth in the Agreement is unavailable, I agree to arbitration under the employment arbitration rules of the American Arbitration Association or any successor hereto. The parties further agree that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release. Any applicable arbitration rules or policies shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

j.	I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Severance Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Employer’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release. I understand that the Severance Benefits will become available to me after the Effective Date.

k.	In executing the Release, I acknowledge that I have not relied upon any statement made by Employer, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Once effective and enforceable, the Release can only be changed by another written agreement signed by me and an authorized representative of Employer.

l.	Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee                                 ,             .

Executed this                  day of                                 ,             .

John Bencich

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]